Exhibit 10.94

FIFTH AMENDMENT TO

2001 RESTATEMENT OF

THE HARRAH’S ENTERTAINMENT, INC.

SAVINGS AND RETIREMENT PLAN

WHEREAS, Harrah’s Entertainment, Inc., a Delaware corporation (the Company”), has established and maintains the Harrah’s Entertainment, Inc. Savings and Retirement Plan (the Plan”) for the benefit of its eligible employees and the eligible employees of certain participating c companies; and

WHEREAS, amendment of the Plan is desirable to clarify the Administrator’s appointment authority, and the authority and duties of the Administrative Committee, and to make certain other changes.

NOW, THEREFORE, BE IT RESOLVED that, this Fifth Amendment to the 2001 Restatement of the Plan is adopted and shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions of this Fifth Amendment.

BE IT FURTHER RESOLVED that, pursuant to the power and authority reserved by Section 14.2(a) of the Plan to the Company’s Vice President of Benefits, who has been designated by the Company’s Chief Executive Officer, the Plan is hereby amended as follows effective as of January 1, 2005, except as otherwise provided herein:

1. By substituting for Section 1.2 of the Plan the following:

“Section 1.42 Investment Committee. “Investment Committee” means the committee appointed by the Administrator to exercise the responsibilities set forth in Section 5.3.”

2. Effective for distributions occurring on or after March 28, 2005, by substituting for the last sentence of Section 11.3 of the Plan the following:

“If the distributable balance of the Participant’s Accounts is greater than $200, but not greater than $1,000 (provide(j such Participant does not have an Account subject to Appendix B) and the Participant fails to elect a form of distribution when payable, the Trustee shall distribute the Participant’s vested Accounts in a lump sum.

If the distributable balance of the Participant’s Accounts is greater than $1,000, but not greater than $5,000 (provided such Participant does not have an Account subject to Appendix B), if the Participant fails to elect a form of distribution when payable, the Trustee shall distribute the Participant’s vested Accounts in a Direct Rollover to an individual retirement account (described in Code Section 408(a)) or an individual retirement annuity (described in Code Section 408(b)) designated by the Administrator.”

3. By substituting for Section 13.1(a) (1) of the Plan the following:

“(i) To engage actuaries, attorneys, accountants, consultants, administrators, recordkeepers, custodians, physicians or other firms or persons and (with its officers, directors and employees) to rely upon the reports, advice, opinions or valuations of any such persons except as required by law;”

4. By substituting for Section 13.2 of the Plan the following:

“Section 13.2 Administrative Committee. The Administrator has appointed the initial members of an Administrative Committee to administer the Plan on its behalf. The Administrator shall provide the Trustee with the names and specimen signatures of any persons authorized to serve as Administrative Committee members and act as or on its behalf. Any Administrative Committee member appointed by the Administrator shall serve at the pleasure of the Administrator but may resign by written notice to the Administrator. Subsequent members of the Administrative Committee shall be appointed from time to time by the Administrative Committee. Administrative Committee members shall serve without compensation from the Plan for such services. Except to the extent that the Administrator otherwise provides any delegation of duties to the Administrative Committee shall carry with it the full discretionary authority of the Administrator to complete such duties.

Except as otherwise provided by law, no member of the Administrative Committee members shall incur any liability on account of any matter connected with or related to the Plan or the administration of the Plan, unless he acted in bad faith, or was guilty of willful misconduct or gross negligence with respect to his duties, actions or omissions with respect to the Plan.

The Company shall indemnify and hold Committee Members harmless from and against any and all loss, liability , claim, damage, cost and expense that may arise by reason of, or be based upon, any matter connected with or related to the Plan or the administration of the Plan (including, but not limited to, any and all expenses reasonably incurred in investigating, preparing or defending against any litigation commenced or threatened, or in settlement of any such claim) to the fullest extent permitted under its certificate of incorporation of bylaws. This indemnity obligation shall survive any termination of the Plan.”

5. By restating as Appendix A of the Plan the following:

“LIMITATIONS ON 401(k) AND AFTER TAX CONTRIBUTIONS

Unless provided otherwise in the Rules of the Plan, the following minimum and maximum limits apply to Participants:

Effective January 1, 2002.

1. A Participant’s 401(k) contributions may be from 2% to 20% (in whole percentages) of his Compensation.

2. A Participant’s After Tax Contributions may be from 2% to 20% (in whole percentages) of his Compensation.

3. The combined 401(k) and After Tax Contributions made by a Participant in the Plan Year may not exceed 20% of his Compensation.”

Effective June 1, 2005.

1. A Participant’s 401(k) Contributions may be from 2% to 50% (in whole percentages) of his Compensation.

2. A Participant’s After Tax contributions may be from 2% to 50% (in whole percentages) of his Compensation.

3. The combined 401 (k) and After-Tax Contributions made by a Participant in the Plan Year may not exceed 50% of his Compensation.”

IN WITNESS WHEREOF, the Company has caused this Fifth Amendment to be executed by its duly authorized officer on this 28th day of February, 2005.

HARRAH’S ENTERTAINMENT, INC.

By:	/s/ JEFFREY SHOVLIN
Jeffrey Shovlin,
Vice President of Benefits

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